For Immediate Release



Elite Laboratories Signs Manufacturing Agreement with Ethypharm

NORTHVALE, N.J., Sept. 20, 2002 - Elite Pharmaceuticals, Inc. (Amex: ELI) announced today that its wholly owned subsidiary Elite Laboratories, Inc. has initiated the manufacturing of a new prescription drug product under an agreement signed with Ethypharm S.A. on September 13, 2002. Under the terms of the agreement, Elite has received an upfront manufacturing fee for the first phase of the technology transfer and is entitled to receive fees in advance for each phase of the manufacturing. In addition, upon FDA approval and if requested by Ethypharm, Elite will manufacture commercial batches of the product on terms to be agreed upon. " This proprietary product is intended to compete in a therapeutic category that has current sales in the United States of $9 billion, and $7 billion outside the U.S; by 2007 worldwide sales are expected to exceed $30 billion" stated Mr. Gerard Leduc, the Managing Director and Chief Operating Officer of Ethypharm. "We are pleased that Ethypharm has selected Elite's FDA and DEA registered facility as the site to manufacture this product in the U.S. " stated Dr. Atul Mehta, President and CEO of Elite.

Ethypharm is one of the world's leading drug delivery systems (DDS) companies that provides effective solutions to optimize the delivery of active molecules into the body. The Company has developed a broad range of technology platforms for both oral and injectable delivery, and now has 50 products sold in more than 70 countries. Founded in 1977 by Patrice Debregeas and Gerard Leduc, the Company has more than 900 employees. Ethypharm's headquarters are located in Saint Cloud, France and the company has operations in all of the world's key healthcare markets. Ethypharm has more than 100 clients worldwide including most of the world's major pharmaceutical companies.

Elite specializes in the development of delayed release, sustained release, targeted release, pulse release and other oral controlled release formulations. Elite has over fifteen products under development in the therapeutic areas that include cardiovascular, diabetes, arthritis, pain, neurology, allergy and infection. Some of these products are being developed in collaboration with other pharmaceutical companies. Elite has been issued three patents, and additional patent applications have been filed.



 FOR FURTHER INFORMATION, CONTACT:

Jonathan Fassberg of The Trout Group, Investor Relations of Elite
Pharmaceuticals, Inc.
     Phone:  212-477-9007 Ext 16
Website: http://www.elitepharma.com
Hafid Touam of Ethypharm Corporation
     Phone: 609-919-9774
SOURCE: Elite Pharmaceuticals, Inc. and Ethypharm S.A.